Exhibit 10.5

NOTICE OF PERFORMANCE SHARE AWARD

To:

From:	Committee of the Board of Directors (“Committee”)

Subject:	Stereotaxis, Inc. 2002 Stock Incentive Plan (“Plan”)

1. Award. The Committee has awarded to you              Performance Shares under the terms of the Plan (“Award”). The Award is subject to all of the terms of the Plan, a copy of which has been delivered to you.

2. Terms. The following are the terms of the Award:

(a) If you are still employed on             , 200    , you will earn 100% of the Award provided you comply with the terms of the remainder of this Notice of Award.

(b) Notwithstanding (a), above, if, during the Period of the Award, the [earnings per share/average value per share of company stock/other performance measure] reaches the amount set forth in column (A), you will nevertheless earn the percentage of the Award set forth under column (B) provided you comply with the terms of the remainder of this Notice of Award.

A	B
If the [Performance Measure] reaches:	The Cumulative Percent of Award Earned shall be:

or more	100%

_____	85%

_____	70%

_____	55%

_____	40%

_____	20%

Less than	0%

(c) The following additional terms will apply to the Award:

(i) No portion of this Award may be earned prior to             , 200    . Not more than one-third of the total Award may be earned by the end of the Fiscal Year ending             , 200     and not more than two-thirds of the total Award may be earned by the end of the Fiscal Year ending             , 200    . If a greater portion of the Award would have been earned in the applicable period but for the foregoing limitations, the portion in excess of the limitations must be re-earned in a subsequent Fiscal Year.

(ii) Once a portion of the Award is earned under subparagraph (b), you must remain employed with the Company or a subsidiary of the Company until the              following the end of the Fiscal Year in which that portion of the Award is earned. If you terminate employment prior to such time, you will forfeit that portion of the Award. Provided, however, that if you terminate employment on account of death, or total and permanent disability the foregoing employment requirement shall not apply.

(iii) If there is a Change of Control (as hereinafter defined) and you are employed by the Company on the date of the Change of Control, the employment requirement of subparagraph (ii) shall cease to apply to the portion of the Award which is earned and the number of shares representing that portion of the Award which is earned as of the date of the Change of Control shall be paid to you. In addition, the dollar value of the Award which is unearned shall be determined and paid in cash to you at the end of the Fiscal Year in which the Change of Control occurred provided you are still employed on such date, in lieu of all other provisions of this Award. If you are not employed by the Company as of the end of such Fiscal Year, no such payment will be made; provided, however, that if you are involuntarily terminated for reasons other than Cause or if you terminate for Good Reason the remaining unpaid portion shall be paid in full upon such termination of employment.

(a) Notwithstanding the foregoing provisions of this subparagraph (iii), in the event a certified public accounting firm designated by the Committee (the “Accounting Firm”) shall determine that any payment, whether paid or payable pursuant to the terms of this Award or otherwise (each such payment hereinafter defined as a “Payment” and all Payments in the aggregate hereinafter defined as the “Aggregate Payment”), would subject you to tax under Section 4999 of the Internal Revenue Code of 1986 (“Code”) such Accounting Firm shall determine whether some amount of payments would meet the definition of a “Reduced Amount”. If the Accounting Firm determines that there is a Reduced Amount, payments shall be reduced so that the Aggregate Payments shall equal such Reduced Amount. For purposes of this subparagraph, the “Reduced Amount” shall be the largest Aggregate Payment which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if Payments were made without regard to this subsection (a). “Net After Tax Receipt” means the Present Value (defined under Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you under Section 1 and 4999 of the Code by applying the highest marginal rate under Section 1 of the Code.

(b) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Accounting Firm hereunder, it is possible that Payments will be made by the Company which should not have been made (the “Overpayments”) or that additional Payments which the Company has not made could have been made (the “Underpayments”), in each case consistent with the calculations of the Accounting Firm. In the event that the Accounting Firm, based either upon (A) the assertion of a deficiency by the Internal Revenue Service against the Company or you which the Accounting Firm believes has a high probability of success or (B) controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 1 and Section 4999 of the Code or if the period of limitations for assessment of tax has expired. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to you together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

3. Definitions. For purposes of the Award, the following terms shall have the following meanings:

(a)	[Define Performance Measure]

(b)	“Cause” shall mean:

(i) The willful and continued failure to perform substantially your duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to you by the Board of Directors of the Company which specifically identifies the manner in which such Board believes that you have not substantially performed your duties; or

(ii) The willful engaging in (A) illegal conduct (other than minor traffic offenses), or (B) conduct which is in breach of your fiduciary duty to the Company or one of its subsidiaries and which is demonstrably injurious to the Company or one of its subsidiaries, any of their reputations, or any of their business prospects. For purposes of this subparagraph (ii) and subparagraph (i) above, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company or one of its subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company or one of its subsidiaries; or

(iii) A knowing violation of any federal procurement law or regulation.

The cessation of your employment shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of such Board of Directors of the Company (but excluding you if you are a member of such Board) at a meeting of such Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before such Board), finding that, in the good-faith opinion of such Board, you are guilty of the conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

(c) “Change of Control” shall mean:

(1) The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or

(2) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(3) The consummation of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

(d) “Company” shall mean Stereotaxis, Inc., a Delaware corporation.

(e) “Company Stock” shall mean common stock of the Company.

(f) “Fiscal Year” shall mean the fiscal year of the Company which, as of the date hereof, is the twelve month period commencing              and ending             .

(g) “Good Reason” shall mean:

(i) Requiring you to be based at any office or location more than 50 miles from your office or location as of the date of the Change of Control;

(ii) The assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the date of the Change of Control or any action by the Company or any of its subsidiaries which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an action taken by the Company or one of its subsidiaries, to which you object in writing by notice to the Company within 10 business days after you receive actual notice of such action, which is remedied by the Company or one of its subsidiaries promptly but in any event no later than 5 business days after you provided such notice, or

(iii) The reduction in your total compensation and benefits below the level in effect as of the date of the Change of Control.

(h)	Period of the Award” means the period commencing , 200 and ending on , 200 .

4.	Medium of Payment. Payment of the Award shall be made in shares of Company Stock except that the Committee may direct that a portion of the payment shall be withheld or paid in cash to satisfy income tax requirements in respect of such payment.

5.	Award Subject to Shareholder Approval of Plan. This Award is subject to approval of the Plan by the shareholders of the Company within twelve (12) months of its adoption. If such approval is not obtained, this Award shall be void and of no force or effect, and no payment of any kind shall be due hereunder.

6.	Amendment. The Award may be amended by written consent between the Committee and you.

Executed this      day of                     , 200

STEREOTAXIS, INC.

By:		AGREED TO ACCEPTED:
Vice President

ATTEST:
Secretary